Exhibit 99.1

RENNOVA HEALTH Names michael pollack interim chief financial officer

WEST PALM BEACH, Fla. (May 25, 2017) – Rennova Health, Inc. (NASDAQ: RNVA), (NASDAQ: RNVAZ) (“Rennova” or the “Company”), a vertically integrated provider of industry-leading diagnostics and supportive software solutions to healthcare providers, announces the appointment of Michael Pollack, CPA as Interim Chief Financial Officer. Mr. Pollack brings approximately 30 years of corporate finance, reporting and consulting experience to Rennova, working with publicly traded and privately held companies with a particular focus on healthcare. Since 2005 Mr. Pollack has been with KBL, LLP, a certified public accounting and business advisory firm, most recently serving as Partner-in-Charge of KBL’s audit quality and control, and the Partner-in-Charge of KBL’s Public Company (SEC) Practices Group.

“I am delighted to welcome Michael to the Rennova executive team. He is a seasoned financial executive with extensive expertise in helping publicly traded companies navigate regulatory financial and reporting requirements,” said Seamus Lagan, Chief Executive Officer of Rennova Health. “Michael’s vast knowledge of capital financing, debt refinancing, strategic repositioning, development restructuring and private placement offerings, along with his experience leading public company audits will be instrumental in assuring that Rennova’s obligations to financial disclosures proceed smoothly and transparently.”

Mr. Pollack holds a BA in Economics from the University of Maryland and is a member of the American Institute of Certified Public Accountants. He is licensed to practice in New Jersey, Pennsylvania, New York and Maryland.

About Rennova Health, Inc.

Rennova provides industry-leading diagnostics and supportive software solutions to healthcare providers, delivering an efficient, effective patient experience and superior clinical outcomes. Through an ever-expanding group of strategic brands that work in unison to empower customers, we are creating the next generation of healthcare. For more information, please visit www.rennovahealth.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Additional information concerning these and other risk factors are contained in the Company’s most recent filings with the Securities and Exchange Commission.  The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

Contacts:

Rennova Health
Sebastien Sainsbury, 561-666-9818
ssainsbury@rennovahealth.com

Investors
LHA
Kim Golodetz, 212-838-3777
Kgolodetz@lhai.com
or
Bruce Voss, 310-691-7100
Bvoss@lhai.com

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